AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                               SUN BANCORP, INC.,

                                    SUN BANK,

                          SUN ACQUISITION CORPORATION,

                             STEELTON BANCORP, INC.,

                                       AND

                             MECHANICS SAVINGS BANK

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

I.       REORGANIZATION AND MERGER                                             2
         (a)      Merger of Sun Acquisition and Steelton                       2
         (b)      Effective Date                                               2
         (c)      Conversion of Steelton Common Stock                          3
         (d)      Sun Common Stock                                             4
         (e)      Sun Acquisition Common Stock                                 4
         (f)      Exchange of Stock Certificates                               4
         (g)      Stock Options, Stock Option Plans, and Related Matters       6
         (h)      Shareholders' Meetings                                       6
         (i)      Proxy Statement                                              6
         (j)      Cooperation, Regulatory Approvals                            7
         (k)      Steelton Liquidation                                         8
         (l)      Mechanics Merger                                             8
         (m)      Dissenting Shares                                            8

2.       REPRESENTATIONS AND WARRANTIES BY SUN AND SUN
         ACQUISITION                                                           8
         (a)      Organization, Good Standing, Authority, Insurance, Etc.      8
         (b)      Agreement, Authority, Absence of Conflicts                   8
         (c)      Sufficient Resources                                         9
         (d)      Sun Acquisition Representations and Warranties               9
         (e)      Ownership of Steelton Common Stock                           9
         (f)      Full Disclosure                                             10
         (g)      CRA Rating                                                  10
         (h)      Tax Treatment                                               10

3.       REPRESENTATIONS AND WARRANTIES BY STEELTON
         AND MECHANICS                                                        10
         (a)      Organization, Good Standing, Authority, Deposit
                  Insurance, Etc.                                             10
         (b)      Capitalization, Investments                                 11
         (c)      Financial Statements and Exchange Act Reports               11
         (d)      Absence of Certain Developments                             12
         (e)      Taxes                                                       13
         (f)      Litigation                                                  14
         (g)      Brokerage                                                   14
         (h)      Properties                                                  14
         (i)      Compliance with Applicable Laws                             15
         (j)      Contracts and Commitments, Etc.                             16
         (k)      Insurance                                                   16

         (l)      No Guarantees                                               16
         (m)      Examination Reports                                         16
         (n)      Agreement, Authority, Absence of Conflicts                  17
         (o)      Reporting                                                   17
         (p)      Full Disclosure                                             17
         (q)      Employee Benefit Plans                                      17
         (r)      Labor Matters                                               19
         (s)      Environmental Matters                                       19
         (t)      Proceedings                                                 21
         (u)      Undisclosed Liabilities                                     21
         (v)      Financial Institutions Bond                                 21
         (w)      Repurchase Agreements                                       21
         (x)      Assumability of Leases and Contracts                        22
         (y)      Loans                                                       22
         (z)      Loan Portfolio                                              22
         (aa)     Trademarks, Trade Names                                     22
         (bb)     Accuracy of Representations                                 23
         (cc)     Absence of Questionable Payments                            23
         (dd)     Powers of Attorney, Guarantees                              23
         (ee)     CRA Compliance                                              23
         (ff)     Derivatives                                                 23
         (gg)     Loan Loss Reserves                                          23

4.       ACCESS TO AND INFORMATION CONCERNING PROPERTIES,
         RECORDS, ETC.                                                        23

5.       AFFIRMATIVE COVENANTS OF SUN                                         24

6.       AFFIRMATIVE COVENANTS OF STEELTON AND MECHANICS                      25
         (a)      Conduct of Business                                         25
         (b)      Preservation of Business                                    25
         (c)      Properties                                                  26
         (d)      Insurance                                                   26
         (e)      Contracts, Etc.                                             26
         (f)      Financial Statements                                        26
         (g)      Laws, Rules, Etc.                                           27
         (h)      Corporate Existence                                         27
         (i)      Notices                                                     27
         (j)      Best Efforts                                                27
         (k)      Amend Corporate Documents                                   28
         (l)      Terminate Stock Plans                                       28
         (m)      Steelton Benefit Plans                                      29
         (n)      Good Faith Cooperative Effort to Revise Structure           29

         (o)      Change in Control                                           29

7.       NEGATIVE COVENANTS OF STEELTON AND MECHANICS                         29

8.       CONDITIONS TO THE OBLIGATIONS OF SUN, SUN ACQUISITION,
         STEELTON, AND MECHANICS                                              32
         (a)      Approval of Shareholders                                    32
         (b)      Approval of Regulatory Agencies                             33
         (c)      Dissenters' Rights                                          33
         (d)      Antitrust Laws                                              33
         (e)      Suits, Actions                                              33
         (f)      Statutes, Orders                                            33
         (g)      Other Requirements                                          33
         (h)      Payment of Retention Bonuses                                33
         (i)      Vacation                                                    33

9.       CONDITIONS TO THE OBLIGATIONS OF SUN AND
         SUN ACQUISITION                                                      33
         (a)      Representations, Warranties and Covenants                   34
         (b)      Opinion of Special Counsel                                  34
         (c)      Suit, Action, Etc.                                          34
         (d)      Financial Statements.                                       34
         (e)      Tax Ruling or Opinion                                       35
         (f)      Closing Documents                                           35
         (g)      Outstanding Stock Options                                   35
         (h)      Effectiveness of Transactions                               35

10.      CONDITIONS TO THE OBLIGATIONS OF STEELTON AND FIRST
         FEDERAL                                                              35
         (a)      Representations and Warranties                              35
         (b)      Opinion of Counsel                                          36
         (c)      Suit, Action, Etc.                                          36
         (d)      Deposit into Payment Fund                                   36
         (e)      Steelton Fairness Opinion                                   36

11.      TERMINATION OF AGREEMENT                                             36

12.      EXPENSES                                                             38

13.      CONFIDENTIALITY                                                      39

14.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC.                     39

15.      CERTAIN POST-MERGER AGREEMENTS                                       39
         (a)      Employees                                                   39
         (b)      Existing Employment Agreements                              40
         (c)      Board of Directors of Sun                                   41
         (d)      Sun Bank Advisory Board                                     41
         (e)      Deferred Compensation Agreements                            41
         (f)      Indemnification and Insurance                               41
         (g)      Adjustments                                                 41

16.      ENTIRE AGREEMENT                                                     42

17.      PUBLICITY                                                            42

18.      AMENDMENT AND WAIVER                                                 42

19.      CERTAIN DEFINITIONS AND INTERPRETATIONS                              42

20.      GOVERNING LAW                                                        43

21.      COMMUNICATIONS                                                       43

22.      SUCCESSORS AND ASSIGNS                                               44

23.      HEADINGS, ETC.                                                       44

24.      SEVERABILITY                                                         45

25.      NO THIRD PARTY BENEFICIARY                                           45

26.      COUNTERPARTS                                                         45

27.      FURTHER ASSURANCES                                                   45

EXHIBITS

AGREEMENT AND PLAN OF MERGER OF SUN ACQUISITION CORPORATION WITH AND INTO STEELTON BANCORP, INC.

STEELTON BANCORP, INC. PLAN OF LIQUIDATION AND DISSOLUTION

AGREEMENT AND PLAN OF MERGER OF MECHANICS SAVINGS BANK WITH AND INTO SUN BANK

LEGAL  OPINION FROM SPECIAL  COUNSEL FOR SUN BANCORP,  INC. AND SUN  ACQUISITION
CORP.

LEGAL OPINION FROM SPECIAL COUNSEL FOR STEELTON BANCORP, INC. AND MECHANICS SAVINGS BANK

                      AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (hereinafter "Agreement") is dated as of December 20, 2002, by and among Sun Bancorp, Inc., a Pennsylvania corporation ("Sun"), Sun Acquisition Corporation, a Pennsylvania corporation and wholly-owned subsidiary of Sun ("Sun Acquisition"), Sun Bank, a Pennsylvania-chartered bank and trust company and wholly-owned subsidiary of Sun ("Sun Bank"), Steelton Bancorp, Inc., a Pennsylvania corporation ("Steelton"), and Mechanics Savings Bank, a federal stock savings bank and a wholly-owned subsidiary of Steelton ("Mechanics") (collectively sometimes referred to as the "Parties").

     WHEREAS, the respective Boards of Directors of Sun, Sun Acquisition, Sun Bank, Steelton, and Mechanics have approved and deem it advisable and in the best interests of their respective companies to consummate the transactions provided for in this Agreement and the exhibits hereto in the sequential order and manner hereinafter provided;

     WHEREAS, the respective Boards of Directors of Sun, Sun Acquisition and Steelton have approved, and deem it advisable and in the best interests of the Sun, Sun Acquisition and Steelton shareholders to consummate a merger of Sun Acquisition with and into Steelton (the "Merger") pursuant to the terms and subject to the conditions set forth in this Agreement and the Agreement and Plan of Merger of Sun Acquisition with and into Steelton in the form attached hereto as Exhibit 1 (the "Merger Agreement");

     WHEREAS, subsequent to and immediately after the consummation of the Merger, Steelton shall liquidate and dissolve in a transaction that is not taxable and has no adverse tax consequences to the Parties hereto, such liquidation to be undertaken and effectuated pursuant to the Steelton Bancorp, Inc. Plan of Liquidation and Dissolution in the form attached hereto as Exhibit 2 (the "Steelton Plan of Liquidation");

     WHEREAS, subsequent to and after the effectiveness of the Steelton Plan of Liquidation, Mechanics shall merge with and into Sun Bank in a transaction that is not taxable and has no adverse tax consequences to the Parties hereto, such merger (the "Mechanics Merger") to be undertaken and effectuated pursuant to the Agreement and Plan of Merger of Mechanics Savings Bank with and into Sun Bank in the form attached hereto as Exhibit 3 (the "Mechanics Merger Agreement");

     WHEREAS, the Parties desire and intend that the Merger, the Steelton Plan of Liquidation and the Mechanics Merger (collectively the "Reorganization") shall be effectuated in sequential order, each contingent upon effectiveness of all; and

     WHEREAS,   the  Parties   desire  to  provide  for  certain   undertakings,
conditions, representations, warranties and covenants in connection with the transactions contemplated hereby and governing the transactions contemplated herein.

  NOW, THEREFORE, in consideration of the premises, mutual promises, covenants, agreements, representations and warranties hereinafter set forth, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

     1. REORGANIZATION AND MERGER. Upon the terms and subject to the conditions of this Agreement, the Merger Agreement, the Steelton Plan of Liquidation, and the Mechanics Merger, the Reorganization is to be accomplished in the manner described herein.

          (a) Merger of Sun Acquisition and Steelton. In accordance with the provisions of this Agreement, the Merger Agreement and the laws of the Commonwealth of Pennsylvania, at the Effective Date (as hereinafter defined), Sun Acquisition shall be merged with and into Steelton, the separate corporate existence of Sun
               Acquisition shall cease, and Steelton shall continue its corporate existence as the surviving corporation of the Merger as a Pennsylvania business corporation under the name "Steelton Bancorp, Inc." with all the rights and powers provided to such corporation under the Pennsylvania Business Corporation Law of 1988, as amended (the "Business Corporation Law"). Also at the Effective Date, all of the outstanding shares of Steelton's common stock, par value $.10 per share (the "Steelton Common Stock"), except for shares held by Steelton as treasury shares, shares owned by any direct or indirect subsidiary of Steelton, and shares of Steelton Common Stock owned by any Steelton shareholder who elects to exercise dissenters' rights in accordance with the Business Corporation Law ("Dissenting Shares"), will be converted into the right to receive Twenty-Two Dollars and Four Cents ($22.04) in cash per share without interest in the manner specified in Section 1(c) hereof, and each outstanding share of Sun Acquisition common stock shall be converted into one fully paid and non-assessable share of Steelton Common Stock, resulting in all outstanding shares of Steelton being owned by Sun at and after the Effective Date. At the Effective Date, Sun shall be the sole shareholder of Steelton and Steelton shall be a wholly-owned subsidiary of Sun.

          (b) Effective Date. At the Effective Date (as hereinafter defined), the Merger shall be effected pursuant to the provisions of and with the effects provided by the Business Corporation Law, and the Steelton Plan of Liquidation and the Mechanics Merger shall be thereafter effectuated. The Effective Date shall be the date and time of the later to occur of the acceptance for filing by the Secretary of State of the Commonwealth of Pennsylvania of articles of merger of Sun Acquisition and Steelton, or such later date and time as shall be specified in such articles as agreed to by the Parties, as the case may be; provided, however, that on such Effective Date, the Steelton Plan of Liquidation shall be effectuated and the Mechanics Merger shall be effectuated as soon or practicable thereafter. Unless otherwise mutually agreed upon in writing by Sun Acquisition and Steelton, upon the terms and subject to the conditions of this Agreement and the exhibits hereto, the Effective Date shall occur on or before the thirtieth
               (30th) calendar day following the later of (i) the receipt of all requisite regulatory approvals and the expiration of all applicable waiting periods, and (ii) the receipt of all requisite shareholder approvals, unless the Parties mutually agree to a later date. The closing of the transactions contemplated hereby (the "Closing") shall take place at 5:00 p.m. local time at the offices of Sun on the Effective Date, or at such other time or place as the Parties shall mutually agree. At the Effective Date, Sun Acquisition shall cease to exist as a separate corporation, and Steelton shall become the surviving corporation of the Merger (the "Surviving Corporation"). The Articles of Incorporation and Bylaws of Steelton, as in effect immediately prior to the Effective Date, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

          (c) Conversion of Steelton Common Stock. Each share of Steelton Common Stock issued and outstanding immediately prior to the Effective Date, including the shares of Steelton Common Stock issued pursuant to the Mechanics Savings Bank Restricted Stock Plan to the extent that such shares were not previously issued and outstanding (the "Restricted Stock Plan" and the "Restricted Shares"), which Restricted Shares shall become fully vested pursuant to the terms of the Restricted Stock Plan upon the occurrence of the Merger (other than shares of Steelton Common Stock held by Steelton as treasury stock, shares owned by any direct or indirect subsidiary of Steelton and Dissenting Shares) ("Eligible Shares"), shall, by virtue of this Agreement and the Merger Agreement and without any action on the part of the holder thereof, be cancelled and converted into the right to receive Twenty-Two Dollars and Four Cents ($22.04) in cash without interest, subject to the provisions of Section 1(f) below (the "Merger Consideration"). In no event shall the number of Eligible Shares exceed 300,290 shares. The aggregate amount paid for all Eligible Shares shall be the "Aggregate Merger Consideration." In no event shall the Aggregate Merger Consideration exceed $7,200,327. Each share of Steelton Common Stock held in the treasury of Steelton, held by any direct or indirect subsidiary of Steelton immediately prior to the Effective Date shall automatically, by virtue of this Agreement and the Merger Agreement, be cancelled and retired, and shall cease to exist, without any conversion thereof into the right to receive the Merger Consideration.

          (d) Sun Common Stock. Each share of Sun's common stock, with no par value, (the "Sun Common Stock") issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of Sun Common Stock. Each share of Sun Common Stock issued and held in treasury of Sun as of the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of Sun.

          (e) Sun Acquisition Common Stock. At the Effective Date, each issued and outstanding share of Sun Acquisition Common Stock shall be converted into one fully paid and non-assessable share of Steelton Common Stock, resulting in all outstanding shares of Steelton being owned by Sun at and after the Effective Date. After the Effective Date, Sun shall be the sole shareholder of Steelton, and Steelton shall be a wholly-owned subsidiary of Sun.

          (f)  Exchange of Stock Certificates. Certificates underlying shares of
               Steelton   Common  Stock  shall  be  exchanged   for  the  Merger
               Consideration in accordance with the following procedures:

               (i) Registrar and Transfer Company, the transfer agent of Sun shall act as agent (the "Exchange Agent") in effecting and receiving, after the Effective Date, the exchange of stock certificates (the "Certificates"), which Certificates, immediately prior to the Effective Date, represented outstanding shares of Steelton Common Stock (other than those shares excluded by Section 1(c) hereof), in exchange for the Merger Consideration. Upon surrender of a Certificate for exchange and cancellation together with a letter of transmittal (as described below) duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, and within three (3) business days of receipt of a Certificate for exchange and cancellation together with a duly executed letter of transmittal, the Exchange Agent shall pay to such holder the Merger Consideration multiplied by the number of shares of Steelton Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall be cancelled.

               (ii) At  the  Effective  Date  and  until  so   surrendered   and
                    exchanged, each such Certificate shall represent solely the right to receive the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate representing shares of Steelton Common Stock surrendered and exchanged therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such cash to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any Party hereto shall be liable to a holder of Steelton Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

               (iii)At or prior to the Effective  Date,  Sun  Acquisition  shall deposit in trust with the Exchange Agent cash in an aggregate amount equal to the product of (i) the number of shares of Eligible Shares and (ii) the Merger Consideration (the "Payment Fund"); provided, however, that in no such event shall the number of Eligible Shares entitled to the Merger Consideration exceed 300,290 shares or the Aggregate Merger Consideration exceed $7,200,327.

               (iv) The   Exchange   Agent   shall,   pursuant  to   irrevocable
                    instructions  by  Sun,  make  the  payments  referred  to in
                    Section 1(f) hereof out of the Payment Fund. The Payment Fund shall not be used for any purpose except as provided herein. If any Steelton shareholders who initially exercised dissenters' rights lose the right to dissent because of a failure to comply with the Business Corporation Law subsequent to the Effective Date, Sun shall promptly deposit additional cash in the Payment Fund in an amount equal to the product of the number of Dissenting Shares held by such Steelton shareholders multiplied by the Merger Consideration. Promptly following the date which is two years after the Effective Date, the Exchange Agent shall return to Sun all cash, Certificates and other instruments then in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate entitled to receive therefor Merger Consideration at the Effective Date may surrender such Certificate to Sun and (subject to applicable abandoned property, escheat and similar laws), receive in exchange therefor the Merger Consideration, without interest, and shall have no greater rights against Sun or Sun Acquisition than may be accorded to general creditors of Sun under applicable law. Sun shall have no liability to Steelton shareholders for compliance with applicable abandoned property, escheat and similar laws.

               (v) Within five business days after the Effective Date, the Exchange Agent shall mail to each record holder of Certificates in a form reasonably satisfactory to Sun
                    Acquisition and Steelton a letter of transmittal and instructions for use in surrendering such Certificates and receiving the Merger Consideration therefor. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent.

               (vi) After the Effective Date, there shall be no transfers on the stock transfer books of Steelton.

          (g) Stock Options, Stock Option Plans and Related Matters. Immediately prior to or at the Effective Date, each holder of a then-outstanding option to purchase shares of Steelton Common Stock heretofore granted under a stock option plan, program or arrangement of Steelton shall have received in settlement thereof a cash payment from Steelton in an amount equal to the excess of the Merger Consideration over the per share exercise price under such stock option, multiplied by the number of shares of Steelton Common Stock covered by such option. All such options automatically shall be deemed cancelled and of no further effect as of the Effective Date. In no event shall the amount paid by Steelton in settlement of such options exceed $581,935 in the aggregate.

          (h) Shareholders' Meetings. Steelton shall, as soon as practicable, hold a meeting of its shareholders (the "Steelton Shareholders' Meeting") to submit for shareholder approval this Agreement and the transactions contemplated hereby. Provided that the Merger is approved by at least two-thirds of the Board of Directors of Steelton, an affirmative vote of at least a majority of the votes cast by all holders of Steelton Common Stock entitled to vote thereon shall be required for such approval and adoption of this Agreement and the transactions contemplated hereby. Subject to its fiduciary duty, Steelton's Board of Directors shall recommend to its shareholders approval of this Agreement, the Merger Agreement, the Merger, and the transactions contemplated hereby and thereby, and use their best efforts to obtain shareholder approval.

          (i)  Proxy Statement.

               (i) Steelton shall, with the cooperation of Sun, prepare and file with the Securities and Exchange Commission ("SEC"), the proxy statement to be distributed in connection with the Steelton Shareholders' Meeting (as may be amended from time to time, the "Proxy Statement") in order to consummate the transactions contemplated hereby as soon as reasonably practicable and to satisfy all applicable requirements under the Securities Exchange Act of 1934, as amended ("Exchange Act"), the rules and regulations thereunder, and the rules and regulations of the OTS and the FDIC.

               (ii) Sun  and  Sun  Acquisition  will  furnish  such  information concerning Sun and Sun Acquisition as is necessary in order to cause the Proxy Statement, insofar as it relates to Sun and Sun Acquisition, to comply with Section 1(i) above. Sun and Sun Acquisition agree promptly to advise Steelton if at any time prior to the Steelton Shareholders' Meeting any information provided by it in the Proxy Statement becomes incorrect or incomplete in any material respect and to provide Steelton with the information needed to correct such inaccuracy or omission. Sun and Sun Acquisition will furnish Steelton with such supplemental information as may be necessary in order to cause such Proxy Statement, insofar as it relates to Sun and Sun Acquisition, to comply with
                    Section 1(i) above after the mailing thereof to Steelton shareholders.

          (j) Cooperation, Regulatory Approvals. The Parties shall cooperate fully, and shall cause each of their affiliates to cooperate fully, in the preparation and submission by them, as promptly as reasonably practicable, of such notices, applications, petitions, and other documents and materials as may be required or any of them may reasonably deem necessary (or desirable) to the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Pennsylvania Department of Banking (the "Banking Department"), the SEC, the FDIC, the OTS, other regulatory authorities, holders of the voting shares of capital stock of Steelton, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Agreement and the Reorganization. Prior to the making of any such filings with any regulatory authority or the making of any written disclosures with respect to the transactions contemplated hereby to shareholders or any third person (such as mailings to shareholders or press releases), the Parties shall submit to each other the materials to be filed, mailed or released. Any such materials must be acceptable to both Sun and Steelton (such acceptance not to be unreasonably withheld) prior to the filings with any regulatory authorities or the disclosures to shareholders or any third person, except to the extent that any party is legally required to proceed prior to obtaining the acceptances of the other Parties.

          (k) Steelton Liquidation. Immediately following the Merger of Sun Acquisition with and into Steelton, Steelton shall adopt, undertake and effectuate a complete liquidation and dissolution under the Steelton Plan of Liquidation.

          (l) Mechanics Merger. Following the effectuation of the Steelton Plan of Liquidation, Mechanics shall merge with and into Sun Bank pursuant to the Mechanics Merger.

          (m) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Dissenting Shares shall not be converted into or exchangeable for the right to receive the Merger Consideration provided in Section 1(c) hereof, unless and until the holder of such Dissenting Shares shall have lost his right to dissent under the Business Corporation Law. If such holder shall have lost such right before the Effective Date, each of his shares of Steelton Common Stock shall thereupon be deemed to have been converted into an Eligible Share. If such holder shall have lost such right after the Effective Date, each of his shares of Steelton Common Stock shall thereupon be deemed to have been converted into, as of the Effective Date, the Merger Consideration.

2. REPRESENTATIONS AND WARRANTIES BY SUN AND SUN ACQUISITION. Sun and Sun Acquisition, as applicable, represent and warrant to Steelton as follows:

     (a) Organization, Good Standing, Authority, Insurance, Etc. Sun is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Sun has all requisite corporate power and authority to conduct its business as it is now conducted, to own and operate its properties and assets and to lease properties used in its business. Sun has all requisite corporate power and authority to enter into this Agreement, and subject to obtaining any required regulatory and shareholder approvals, to perform and carry out the provisions of and all its obligations under this Agreement. Sun owns, directly or indirectly, all of the issued and outstanding shares of Sun Bank. Sun Bank is a Pennsylvania-chartered bank and trust company, having its corporate headquarters in
          Selinsgrove, Pennsylvania, and is duly organized to engage in the banking business as an insured bank under the Federal Deposit Insurance Act, as amended.

     (b) Agreement, Authority, Absence of Conflicts. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of Sun. Assuming receipt of regulatory approvals, no other corporate action on the part of Sun is necessary for Sun to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by Sun and, assuming due authorization, execution and delivery by Steelton and Mechanics, constitutes a valid and binding obligation of Sun, enforceable in accordance with its terms, except as it may be limited by bankruptcy, insolvency, receivership or similar laws, now or hereafter in effect relating to creditor's rights. The execution, delivery and consummation of this Agreement will not constitute a violation or breach or a default under the Articles of Incorporation or Bylaws of Sun, any agreement, indenture or other instrument to which Sun is a party, or, to the knowledge of Sun, any statute, rule, regulation, order, writ, injunction, decree, or directive applicable to Sun.

     (c) Sufficient Resources. Sun has sufficient resources to capitalize and shall capitalize Sun Acquisition no later than the Effective Date with sufficient financial resources to enable Sun Acquisition to lawfully satisfy its obligations pursuant to this Agreement without the need to borrow funds or to raise additional equity capital, unless otherwise required after the date hereof by a regulatory agency.

     (d) Sun Acquisition Representations and Warranties. (i) Sun Acquisition is a Pennsylvania business corporation organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania; (ii) Sun Acquisition has all requisite corporate power and authority to enter into this Agreement and the Merger Agreement, and subject to obtaining any required regulatory and shareholder approvals, to carry out the provisions of and all of its obligations under this Agreement and the Merger Agreement; and (iii) the Board of Directors of Sun Acquisition shall duly and validly authorize the execution, delivery and performance of this Agreement and the Merger Agreement, which agreements shall be approved by Sun as the sole shareholder of Sun Acquisition. This Agreement and the Merger Agreement will constitute a valid and binding obligation of Sun Acquisition enforceable in accordance with its terms, except as it may be limited by bankruptcy, insolvency, receivership or similar laws now or hereafter in effect relating to creditors' rights. The execution, delivery and consummation of this Agreement will not constitute a violation or breach or default under the Articles of Incorporation or Bylaws of Sun Acquisition, any statute, rule, regulation, order, writ, injunction, decree or other instrument or agreement to which Sun Acquisition is a party at such time.

     (e) Ownership of Steelton Common Stock. As of the date hereof, neither Sun nor any subsidiaries of Sun directly or indirectly owns, or has any rights to acquire, any shares of Steelton Common Stock, other than pursuant to this Agreement.

     (f) Full Disclosure. None of the information with respect to Sun or any subsidiary of Sun which has been furnished to Steelton or Mechanics has been or will be included by Sun in the Proxy Statement, or any application to, or filing with, any regulatory authority made in connection with the transactions contemplated hereby will, at the respective time it is furnished, distributed, mailed or filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made.

     (g) CRA Rating. Sun Bank has satisfactory Community Reinvestment Act rating.

     (h) Tax Treatment. As of the date of this Agreement, there exist no facts or circumstances that would preclude or impair satisfaction of the conditions set forth in Section 9(e) of this Agreement.

3.   REPRESENTATIONS AND WARRANTIES BY STEELTON AND MECHANICS.

     Steelton and Mechanics represent and warrant to Sun and Sun Acquisition (and the word "it" in this Section 3 refers to Steelton, Mechanics and each subsidiary of either) that, as of even date herewith and except as specifically disclosed in the Annex of disclosure schedules included herewith, as follows:

     (a) Organization, Good Standing, Authority, Deposit Insurance, Etc. Steelton is a corporation organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each of the subsidiaries of Steelton, including Mechanics and any subsidiary thereof (individually a "Steelton Subsidiary," collectively the "Steelton Subsidiaries") is an entity of the respective type set forth on Schedule 3(a) hereto, and is organized, validly existing and in good standing under the laws of the respective jurisdiction of incorporation set forth on Schedule 3(a). All subsidiaries of Steelton are listed on Schedule 3(a). Each of Steelton and the Steelton Subsidiaries has all requisite corporate power and authority to conduct its business as it is now conducted, to own and operate its properties and assets and to lease properties used in its business. Each of Steelton and Mechanics has all requisite corporate power and authority to enter into this Agreement, the Merger Agreement, and all exhibits attached hereto, as applicable and, subject to obtaining any required regulatory and shareholder approvals, to perform and carry out the provisions of and all of their respective obligations under this Agreement, the Merger Agreement, and all exhibits hereto. Each of Steelton and the Steelton Subsidiaries is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the business, operations, assets or financial condition of Steelton and the Steelton Subsidiaries taken as a whole. Mechanics is federally chartered savings bank and a member in good standing of the Federal Home Loan Bank of Pittsburgh. All customer deposits held by Mechanics are insured by the SAIF administered by the FDIC in accordance with the Federal Deposit Insurance Act. Mechanics has paid all assessments and filed all reports required by the Federal Deposit Insurance Act.

     (b) Capitalization, Investments. As of the date hereof, the authorized capital stock of Steelton consists of 8,000,000 shares of common stock, par value $.10 per share, of which 300,290 shares are duly issued and outstanding, fully paid and non-assessable, plus 116,225 shares are held in treasury as issued but not outstanding, and 2,000,000 shares of preferred stock, no par value, none of which are issued and outstanding. Except as set forth in Schedule 3(b) hereto, there are no authorized, issued or outstanding options, convertible securities, warrants or other rights to purchase or acquire any of Mechanics' or Steelton's capital stock from Mechanics or Steelton, there is no commitment of Mechanics or Steelton to issue the same, and other than by operation of law, there are no outstanding agreements, restrictions, contracts, commitments or demands of any character to which Steelton or Mechanics is a party, which relate to the transfer or restrict the transfer of any shares of Steelton's or Mechanics' capital stock. Except as disclosed in Schedule 3(b), to the knowledge of Steelton, there are no shareholder agreements, understandings or commitments relating to the right of any shareholder to vote or dispose of shares of Steelton or shares of Mechanics. The authorized capital stock of each of the Steelton Subsidiaries ("Steelton Subsidiaries' Capital Stock") consists of the respective number of shares of capital stock, with the respective par value per share, set forth on Schedule 3(b), of which the respective number of outstanding shares set forth on Schedule 3(b) have been duly authorized, validly issued, and are fully paid and non-assessable. Except as set forth on
          Schedule 3(b), all shares of the Steelton Subsidiaries' Capital Stock, which are issued and outstanding, are owned directly or indirectly by Steelton. Except as set forth on Schedule 3(b), there is no authorized, issued or outstanding capital stock of any of the Steelton Subsidiaries, there is no commitment of any of the Steelton Subsidiaries to issue any of the same and, other than by operation of law, there are no outstanding agreements, restrictions, contracts, commitments or demands of any character which relate to the transfer or restrict the transfer of any shares of the Steelton Subsidiaries' Capital Stock. No share of Steelton or of a Steelton Subsidiary has been issued in violation of the preemptive rights of any person.

     (c) Financial Statements and Exchange Act Reports. Steelton has furnished to Sun or made available to Sun audited consolidated statements of financial condition for Steelton and its subsidiaries as of the end of Steelton's last two fiscal years, and audited consolidated statements of (i) operations, (ii) shareholders' equity, and (iii) cash flows for each of the last two fiscal years, including the notes to said audited consolidated financial statements, together with the reports of

          Steelton's independent certified public accountants, pertaining to said audited consolidated financial statements. Steelton has also furnished to Sun or made available to Sun Steelton's (i) Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30, and September 30, 2002, containing unaudited statements of financial condition of Steelton as of such dates and unaudited statements of operations and cash flows of Steelton for the interim periods reflected therein, (ii) any Current Reports on Form 8-K filed by Steelton since December 31, 2000, and (iii) all management letters from Steelton's independent certified public accountants since January 1, 2000. For purposes of this Agreement, the "Steelton Statement" shall mean the audited consolidated statements of financial condition (balance sheet and income statement) and the audited statements of operations, shareholder equity and cash flows for Steelton and the Steelton Subsidiaries as of December 31, 2001 (including the notes thereto) and the Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30, and September 30, 2002, containing unaudited statements of financial condition of Steelton as of such dates and unaudited statements of operations and cash flows of Steelton for the interim periods reflected therein. The above audited and unaudited consolidated statements of financial condition (balance sheet and income statement) present fairly the financial condition of Steelton on a consolidated basis at the dates thereof, in accordance with generally accepted accounting principles consistently applied. The above audited and unaudited consolidated statements of (i) operations,
          (ii) shareholders' equity, and (iii) cash flows present fairly the results of the operations of Steelton on a consolidated basis for the periods indicated, in accordance with generally accepted accounting principles consistently applied. Except as and to the extent reflected or reserved against in the Steelton Statement, or as otherwise disclosed pursuant to this Agreement or in Steelton's 2002 Annual Report to Shareholders or as set forth in Schedule 3(c), neither Steelton nor any of the Steelton Subsidiaries had, at the date thereof, any material liabilities or obligations, or any other liabilities or obligations which in the aggregate would be material, secured or unsecured (whether accrued, absolute, contingent or otherwise), including, without limitation, any tax liabilities, which should be reflected in the Steelton Statement in accordance with generally accepted accounting principles consistently applied. The financial statements, books and records of Steelton and the Steelton Subsidiaries are maintained in accordance with generally accepted accounting principles consistently applied.

     (d) Absence of Certain Developments. Since December 31, 2001, except as disclosed in reports filed by Steelton prior to the date of this Agreement pursuant to the Securities Act of 1933 or the Exchange Act, there has been no material adverse change in the financial condition, business or results of operations of Steelton and the Steelton Subsidiaries taken as a whole. Since such date, each of Steelton and the Steelton Subsidiaries has conducted its business only in the ordinary course and is in compliance in all material respects with all laws which govern the ownership of its property and the conduct of its business.

     (e) Taxes. Mechanics is a "domestic building and loan association" as defined in Section 7701(a)(19) of the Code. Except as set forth on
          Schedule 3(e) hereto, (i) each of Steelton and the Steelton Subsidiaries has filed all tax returns (as described below) that it is required to file and all taxes (as described below) of Steelton or any of the Steelton Subsidiaries to be due from Steelton or any of the Steelton Subsidiaries have been duly paid, other than taxes or charges which are not as yet due, delinquent or have not been finally determined, and no extensions for the time of payment have been requested; (ii) no additional assessments of tax for which adequate provisions in the Steelton Statement have not been made, have been proposed, are pending or, to the knowledge of Steelton, threatened by any governmental authority; and (iii) no waivers of statutes of limitation concerning taxes associated with either Steelton or any of the Steelton Subsidiaries are in effect as of the date hereof. Except as set forth on Schedule 3(e), the accruals and reserves for tax liabilities reflected in the Steelton Statement are adequate for the payment of all of Steelton's and the Steelton Subsidiaries' respective federal, state, county, municipal, local and foreign tax liabilities, including interest and penalties, whether proposed, pending, threatened or disputed, for all periods ended on or prior to December 31, 2001, and for which Steelton or any of the Steelton Subsidiaries may, at said date, have been liable, other than tax liabilities with respect to property acquired after December 31, 2001, through repossession, foreclosure or purchase under similar circumstances or as a result of the transactions contemplated by this Agreement. Except as set forth on Schedule 3(e), Internal Revenue Service audits of Steelton and the Steelton Subsidiaries have been completed (or not commenced) through the year ended December 31, 1997, and all deficiencies, if any, resulting from completed audits have been paid. Copies of all material correspondence and documents relating to federal, state, county, municipal or local income, capital stock, franchise, or other similar taxes in respect of the five most recently completed tax years have been made available to Sun. Except as set forth on Schedule 3(e), neither Steelton nor any of the Steelton Subsidiaries has executed or filed with the Internal Revenue Service any agreement that is currently in effect and extends the period for assessment and collection of any federal tax.

          The Internal Revenue Service has not, to the knowledge of Steelton, commenced, or given notice of its intention to commence, any examination or audit of the federal income tax returns of Steelton or any Steelton Subsidiary for any year subsequent to the year ended December 31, 1997. Except as disclosed on Schedule 3(e), the accruals and reserves reflected in the Steelton Statement as of this date are adequate to cover all taxes, including interest and penalties thereon, if any, payable or accrued as a result of Steelton's operations for all prior periods. For purposes of this Section 3(e), "tax returns" shall mean all federal, state, county, municipal and local tax returns, reports and declarations, including, without limitation, consolidated federal income tax returns of Steelton and the Steelton Subsidiaries, declarations of estimated tax and tax reports required to be filed on or before this date with respect to income, properties or operations, and "taxes" shall mean all federal, state, county, municipal, and local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

     (f) Litigation. Except as set forth on Schedule 3(f) hereto, no material action, suit, claim, counterclaim or other litigation, proceeding or investigation of Steelton, is pending or, to the knowledge of
          Steelton, threatened against Steelton or any of the Steelton Subsidiaries before any court or governmental or administrative agency, domestic or foreign. There are no outstanding orders, writs, injunctions, judgments, decrees, directives, consent agreements or memoranda of understanding involving Steelton or any Steelton subsidiary and any federal regulatory agency, federal, state or local court or governmental authority or arbitration tribunal that could materially and adversely affect the condition, financial or otherwise, of the assets, liabilities, business or operations of Steelton and the Steelton Subsidiaries taken as a whole or that in any manner restrict the right of Steelton and the Steelton Subsidiaries taken as a whole to conduct their business as presently conducted. Neither Steelton nor any of the Steelton Subsidiaries is aware of any fact or condition presently existing that might, to their knowledge, give rise to any litigation, investigation, or proceeding which, if determined adversely to Steelton or any of the Steelton Subsidiaries, would materially and adversely affect the condition, financial or otherwise, of the assets, liabilities, business or operations of Steelton and the Steelton Subsidiaries taken as a whole.

     (g) Brokerage. Except as set forth on Schedule 3(g) hereto, there are no claims for brokerage commissions, finder's fees or similar compensation arising out of or due to any act of Steelton or any of the Steelton Subsidiaries in connection with the transactions contemplated by this Agreement or based on any agreement or arrangement made by or on behalf of Steelton or any of the Steelton Subsidiaries.

     (h) Properties. Except as set forth on Schedule 3(h) hereto, each of Steelton and the Steelton Subsidiaries has good and marketable title, free and clear of any mortgage, pledge, lien, charge or other encumbrance, to all of its real or personal property, loans and other assets reflected in the Steelton Statement or acquired by it subsequent to the date thereof, except for (i) mortgages, pledges, liens, charges or encumbrances on such property or assets described or referred to, or reflected, in the Steelton Statement; (ii) liens for current taxes not yet due; (iii)
          such imperfections of title, encumbrances and easements, if any, as are not individually or in the aggregate substantial or material in character, amount or extent and do not materially detract from the value,  or  interfere  with the  present  or  proposed  use,  of their properties and assets subject thereto; (iv) dispositions of such property or assets in the ordinary course of business; (v) mortgages, pledges, liens, charges or encumbrances, on assets other than real or personal property, incurred in the ordinary course of business subsequent to December 31, 2001; and (vi) liens or encumbrances on property acquired through repossession, foreclosure or purchase under similar circumstances. The structure and other improvements to real estate, furniture, fixtures and equipment reflected in the Steelton Statement or acquired subsequent to the date of such statement are in good operating condition and repair (ordinary wear and tear excepted) and comply in all material respects with all applicable laws, ordinances and regulations, including, without limitation, all building codes, zoning ordinances and other similar laws. Except as set forth on Schedule 3(h), Steelton and each of the Steelton Subsidiaries own or have the right to use all real and personal properties and assets necessary to conduct their respective business as now conducted. Except as set forth on Schedule 3(h), each lease pursuant to which Steelton or any of the Steelton Subsidiaries, as lessee, leases real or personal property is valid and in effect in accordance with its respective terms, and there is not, under any of such leases, on the part of the lessee any material existing default or any event which with notice or lapse of time, or both, would constitute such a default, other than defaults which would not individually or in the aggregate have a Material Adverse Effect on the financial condition, business, or operating results of Steelton and the Steelton Subsidiaries taken as a whole. Except as set forth on
          Schedule 3(h), each of such leases is assumable by Sun or its assigns in connection with the transactions contemplated by this Agreement and without payment of any penalty or special assessment.

     (i) Compliance with Applicable Laws. Except as disclosed on Schedule 3(i) hereto, Steelton and the Steelton Subsidiaries are in compliance in all material respects with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to Steelton and the Steelton Subsidiaries or to any of their properties, and all permits, concessions, grants, franchises, licenses, certificates of authority, and other governmental authorizations and approvals necessary for the conduct of the business of Steelton and the Steelton Subsidiaries as presently conducted (the absence of which could have a Material Adverse Effect on the business, prospects, operations, assets or financial condition of Steelton and the Steelton Subsidiaries taken as a whole) have been duly obtained and are in full force and effect and there are no proceedings pending, or to the knowledge of Steelton and the Steelton Subsidiaries, threatened, which may result in the revocation, cancellation, suspension or material adverse modification of any such permits, concessions, grants, franchises, licenses, and other governmental authorizations and approvals.

     (j) Contracts and Commitments, Etc. Each contract (other than loans to or contracts with customers incurred by Steelton in the ordinary course of business) which involves aggregate payments or receipts in excess of $50,000 per year to which Steelton or any of the Steelton Subsidiaries is a party, or by which Steelton or any of the Steelton Subsidiaries is bound, including without limitation every employment contract, employment benefit plan, agreement, lease, license and other commitment to which Steelton is a party or by which Steelton or its properties may be bound ("Material Contracts"), is identified in
          Schedule 3(j) hereto. Except as disclosed on Schedule 3(j), all such Material Contracts are valid and in full force and effect, and all parties thereto have in all material respects performed all obligations required to be performed by them to date and are not in default in any material respect and no event has occurred which, with the lapse of time or notice by a third party or both could result in a default by Steelton or a Steelton Subsidiary under such Material Contract or under any provision of the Articles of Incorporation or Bylaws of Steelton or any of the Steelton Subsidiaries. Schedule 3(j) identifies each such Material Contract that requires the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation of the transactions contemplated herein.

     (k) Insurance. Steelton and the Steelton Subsidiaries have in effect and full force insurance coverage and policies with reputable insurers, which in respect of amounts, types and risks insured is customary with industry practices for the businesses conducted by Steelton and the Steelton Subsidiaries. No notices of cancellation have been received in connection therewith.

     (l) No Guarantees. Except as disclosed in Schedule 3(l) hereto, neither Steelton nor any of the Steelton Subsidiaries is obligated as guarantor, co-signor or surety (or otherwise in a secondary liability capacity) for any obligation of any kind of any other person or entity (other than Steelton or any of the Steelton Subsidiaries).

     (m) Examination Reports. Neither Steelton nor any of the Steelton Subsidiaries is subject to any cease and desist order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions since January 1, 2000, providing for the taking of corrective measures at the request of or as mandated by federal or state governmental authorities charged with the supervision or regulation of savings and loan associations or savings and loan holding companies or engaged in the insurance of savings deposits (collectively "Thrift Regulators" and individually "Thrift Regulator"), nor has it been advised by any Thrift Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions (of the type described above) or similar undertaking.

     (n) Agreement, Authority, Absence of Conflicts. The execution, delivery and performance of this Agreement and the Merger Agreement have been duly and validly authorized by the Boards of Directors of Steelton and Mechanics, as the case may be, and do not and, subject to obtaining all required authorizations and approvals, will not violate any of the
          (i) provisions of, or constitute a default under or give any person or party the right to accelerate payment or performance under any Material Contract; or (ii) the Articles of Incorporation or Bylaws of Steelton or any of the Steelton Subsidiaries. This Agreement and the Merger Agreement have been duly executed and delivered by Steelton and constitute, assuming the due authorization, execution and delivery thereof by Sun or Sun Acquisition, as the case may be, a valid and binding obligation of Steelton and Mechanics, respectively, enforceable in accordance with its terms, except as may be limited by
          (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of federal savings institutions or their holding companies, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no representation is expressed as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     (o) Reporting. Since January 1, 2000, Steelton has timely filed all reports required to be filed by it pursuant to the Securities Act of 1933 and the Exchange Act and the rules and regulations promulgated thereunder, and all such reports are complete and correct in all material respects.

     (p) Full Disclosure. None of the information with respect to Steelton or any of the Steelton Subsidiaries which has been furnished to Sun pursuant to this Agreement or has been or will be included by Steelton in the Proxy Statement, or any application to, or filing with, any regulatory agency made in connection with the transactions contemplated hereby will, at the respective time it is furnished, distributed, mailed or filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they were made.

     (q)  Employee  Benefit Plans.  Each "employee  benefit plan," as defined in
          Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that now covers any employee of Steelton, its predecessors or affiliates, or any of the Steelton Subsidiaries, complies in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. Neither Steelton nor any of its predecessors or affiliates or any of the Steelton Subsidiaries has engaged in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary responsibility under Part 4 of Title I of ERISA, with respect to any such plan, which prohibited transaction is likely to result in any material penalties or taxes under Section 502 of ERISA or Section 4975 of the Code, or any material liability to any participant or beneficiary of such plan. No material liability to the Pension Benefit Guaranty Corporation has been incurred by Steelton with respect to itself or its predecessors or affiliates or any of the Steelton Subsidiaries with respect to any such plan which is subject to Title IV of ERISA, or with respect to any "single employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained. No such plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA) (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof. The fair market value of the assets of each such plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under each such plan as of the end of the most recent plan year, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for each such plan. As of January 1, 2002, all accrued contributions and other payments to be made under each qualified retirement plan have been set aside therefor. No notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any such plans within the 12-month period ending on the date hereof. Neither Steelton, its predecessors or affiliates nor any of the Steelton Subsidiaries has provided, or is required to provide, security to any such plans pursuant to Section 401(a)(29) of the Code. Steelton, its predecessors and affiliates and each of the Steelton Subsidiaries have contributed to no "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980 except as set forth on Schedule 3(q). Steelton, its predecessors and affiliates and each of the Steelton Subsidiaries have no obligation for retiree health and life benefits under any benefit plan, contract or arrangement except as set forth on
          Schedule 3(q) hereto. Steelton, its predecessors and affiliates and each of the Steelton Subsidiaries have no obligation for any post retirement benefits under any plan, contract or arrangement, except as set forth on Schedule 3(q) hereto. To the knowledge of Steelton, all actuarial valuations and other documents and information concerning benefit plans delivered or made available in connection with this Agreement are true and correct as of the date(s) shown thereon, and all actuarial methods and assumptions are appropriate for such plans, and are consistent with the methods and assumptions permitted by the Code and ERISA. Except as set forth on Schedule 3(q), all such plans are funded to such level as would permit termination without further funding such that, upon termination, the assets of each such plan would then be sufficient to pay all vested accrued benefits thereunder, and there would be no employer liability under Title IV of ERISA. Since 1990, there has been no audit of any benefit plan of Steelton or of any Steelton Subsidiary by the Department of Labor, the IRS or the Pension Benefit Guarantee Corporation.

     (r) Labor Matters. Neither Steelton nor any Steelton Subsidiary is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Steelton or any Steelton Subsidiary the subject of a proceeding asserting that Steelton or any Steelton Subsidiary has committed an unfair labor practice or seeking to compel Steelton or such Steelton Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving Steelton or any Steelton Subsidiary pending, or, to the knowledge of Steelton, threatened, that might have a Material Adverse Effect on the condition, financial or otherwise, of the assets, liabilities, business or operations of Steelton and the Steelton Subsidiaries taken as a whole. Neither Steelton nor any Steelton Subsidiary is subject to or a party in any complaint or action before any local human relations commission, the Pennsylvania Human Relations Commission, the Equal Employment Opportunity Commission or the Department of Labor.

          Except as provided on Schedule 3(r), Steelton has no pension, retirement, stock purchase, stock bonus, savings or profit sharing plan, any deferred compensation, consultant, bonus, life insurance, death or survivor benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plan or any other incentive welfare, or employee benefit plan or arrangement. With respect to those plans and arrangements listed on Schedule 3(r), Steelton has provided to Sun an accurate and complete copy of the most recent plan documents, the most recent annual report filed with the United States Department of Labor and the Internal Revenue Service, the most recent financial and actuarial reports, and the most recently issued Internal Revenue Service Rulings or determination letters.

     (s) Environmental Matters. For purposes of this paragraph (s), the following terms shall have the indicated meaning:

          "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C.ss.6901, et seq.; the Clean Air Act, as amended, 42 U.S.C.ss.7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.ss.1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C.ss.9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C.ss.11001, et seq.; the Safe Drinking Water Act, 42 U.S.C.ss.300f, et seq.; and all comparable state and local laws, and (2) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligation for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

          "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or otherwise regulated under any Environmental Law, whether by type or by quantity, including any matter containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive matter, and polychlorinated biphenyls.

          "Steelton Loan Portfolio Properties and Other Properties Owned" means those properties serving as collateral for loans in Steelton's loan portfolio, or properties currently owned or operated by Steelton or any Steelton Subsidiary (including, without limitation, in a fiduciary capacity).

          Except as set forth on Schedule 3(s) hereto:

          (1) Neither Steelton nor any Steelton Subsidiary is, to the knowledge of Steelton or Mechanics, in violation of or liable under any Environmental Law;

          (2)  None  of  the  Steelton  Loan  Portfolio   Properties  and  Other
               Properties Owned, to the knowledge of Steelton or Mechanics, are in violation of or liable under any Environmental Law;

          (3)  None  of  the  Steelton  Loan  Portfolio   Properties  and  Other
               Properties Owned have, to the knowledge of Steelton or Mechanics, Hazardous Substances on or in them; and

          (4) There are no actions, suits, demands, notices, claims, investigations or proceedings pending or, to the knowledge of Steelton, threatened relating to the liability of Steelton or any
               Steelton   Subsidiary  in  connection   with
               any property that previously served as collateral for a loan or was previously owned or leased or that relates to the Steelton Loan Portfolio Properties and Other Properties Owned under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.

     (t) Proceedings. As of the date of this Agreement, there is no pending or, to the knowledge of Steelton or Mechanics, threatened, legal or governmental proceeding against Steelton or any Steelton Subsidiary, and Steelton and Mechanics are not aware of any fact or circumstance which would adversely affect Steelton's or Mechanics' ability to obtain any of the required regulatory approvals or satisfy any of the other conditions required to be satisfied in order to consummate the transactions contemplated by this Agreement.

     (u) Undisclosed Liabilities. Except as set forth on Schedule 3(u), since December 31, 2001, neither Steelton nor any Steelton Subsidiary has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities or obligations incurred in the ordinary course of business or which would not have a Material Adverse Effect on the financial condition, business, prospects or operating results of Steelton and the Steelton Subsidiaries taken as a whole.

     (v) Financial Institutions Bond. Since January 1, 2000, Steelton and the Steelton Subsidiaries have continuously maintained in full force and effect a financial institutions bond insuring against acts of dishonesty by each of its employees. Except as disclosed on Schedule 3(v) hereto, no claim has been made under any such bond since January 1, 2000, and Steelton and Mechanics is unaware of any fact or condition presently existing which might form the basis of a claim under any such bond. Mechanics has no reason to believe that its present financial institutions bond will not be renewed by its carrier on substantially the same basis and terms (other than an immaterial premium rate increase) as those now in effect.

     (w) Repurchase Agreements. With respect to any agreement pursuant to which Steelton or any Steelton Subsidiary has purchased securities subject to an agreement to resell, Steelton or the Steelton Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. Except as disclosed on Schedule 3(w) which identifies location and type of securities, Steelton maintains physical possession of purchased securities that are subject to an agreement to resell.

     (x) Assumability of Leases and Contracts. Except as disclosed on Schedule 3(x) hereto, all Material Contracts are assumable and assignable and do not contain any term or provision that would accelerate or increase payments that would otherwise be due by Steelton or the Steelton Subsidiary to such person or entity or change or modify the provisions or terms of such contract by reason of this Agreement or the transactions contemplated hereby.

     (y) Loans. Except as disclosed on Schedule 3(y) hereto, the loans reflected as assets on the Steelton Statement, or acquired since that date, are, in all material respects, the legal, valid and binding obligations of the respective obligors named therein, enforceable in accordance with their terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All such loans, and the collateral and other security therefor, and the documentation for and administration of the same, satisfy in all material respects the rules, regulations or directives of the OTS, FDIC, or other applicable governmental authorities and are in accordance with their terms in all material respects.

     (z) Loan Portfolio. Except as disclosed on Schedule 3(z) hereto, all evidences of indebtedness reflected as assets of Steelton or any Steelton Subsidiary in the Steelton Statement are in all material respects binding obligations of the respective primary obligors associated therewith, and no material amount thereof is subject to any defenses known to Steelton or any Steelton Subsidiary which may be asserted against Steelton or any Steelton Subsidiary. Except as set forth in Schedule 3(z), Steelton has made available or delivered to Sun a true and correct list and brief description of all real property (other than personal residences) in which Steelton or any Steelton Subsidiary has an interest as creditor or mortgagee securing an amount or amounts greater than $50,000 to one borrower, or a series of related borrowers. Except as set forth in Schedule 3(z), (i) there are no outstanding real property loans (other than personal residences) held by Steelton with an unpaid balance of $10,000 or more on which a default has occurred and (ii) Mechanics has no loans reflected as assets in such financial statements which have principal balances in excess of $10,000 except for fully-secured mortgage loans. For purposes hereof, "default" shall include but not be limited to a failure of an obligor to make payments with respect to any loans for 60 days or more past the due date for such payment.

     (aa) Trademarks, Trade Names. Steelton owns, or has the right to use, all trademarks, servicemarks, trade names and copyrights used in or necessary for the ordinary conduct of its existing business as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as set forth in Schedule 3(aa), no claims are pending for the use of any trademarks, servicemarks, trade names or copyrights or challenging or questioning the validity or effectiveness of any license or agreement relating to the same nor is there any valid basis for any such claim, challenge or question, and, to the knowledge of Steelton, the use of such trademarks, servicemarks, trade names and copyrights by Steelton or any Steelton Subsidiary does not infringe on the rights of any person.

     (bb) Accuracy of Representations. Until Closing, Steelton will promptly notify Sun if any of the representations contained in this Section 3 ceases to be true and correct in all material respects subsequent to the date hereof.

     (cc) Absence of Questionable Payments. From and after December 31, 2001, Steelton has not, nor, to the knowledge of Steelton, has any director, officer, agent, employee, consultant or other person associated with, or acting on behalf of, Steelton, (i) used any Steelton or Steelton Subsidiary corporate funds for unlawful contributions, gifts, entertainment or unlawful expenses relating to political activity; or
          (ii) made any direct or indirect unlawful payments to governmental officials from any Steelton corporate funds, or established or maintained any unlawful or unrecorded accounts with funds received from Steelton or any Steelton Subsidiary.

     (dd) Powers of Attorney, Guarantees. Except as set forth on Schedule 3(dd), neither Steelton nor any Steelton Subsidiary has any power of attorney outstanding, or any obligation or liability, either actual, accruing or contingent, as guarantor, surety, cosigner, endorser, comaker or indemnitor in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except for letters of credit issued in the ordinary course of business which are listed on Schedule 3(dd).

     (ee) CRA Compliance. Mechanics has a satisfactory Community Reinvestment Act rating.

     (ff) Derivatives. Except as set forth in Schedule 3(ff), neither Steelton nor any Steelton Subsidiary owns or holds any derivatives, "caps" or "floors" in their investment portfolio in an amount of $100,000 in the aggregate.

     (gg) Loan Loss Reserves. The loan loss reserve of Mechanics reflected in the Steelton Statements is and the loan loss reserve shown on the consolidated financial statements of Steelton and the Steelton Subsidiaries for periods after the date of this Agreement will be, in the reasonable good faith judgment of management of Steelton, adequate in accordance with generally accepted accounting principles, directives of governmental authorities, and all regulations, rules and directives of the FDIC and the OTS.

4. ACCESS TO AND INFORMATION CONCERNING PROPERTIES, RECORDS, ETC. Steelton and Mechanics shall, to the extent permitted by law, give to Sun, its counsel, accountants, financial advisors and other representatives full access, at reasonable times and upon reasonable notice (so as not to interfere unreasonably with the ordinary course and conduct of business of Steelton or any of the Steelton Subsidiaries), throughout the period prior to the Closing, access to all of their respective properties, books, contracts, commitments and records, including, but not limited to, minute books, Charters, Articles of Incorporation and Bylaws, and shall furnish to Sun during such period all such information concerning Steelton and the Steelton Subsidiaries and their respective affairs as Sun may reasonably request. Without limiting the effect of the foregoing, such access shall in no event be more limited than that granted by a public company to its independent accountants in the course of their conduct of an audit of its financial statements (to the extent such access is permitted by applicable law, regulation or order). In addition, Steelton and the Steelton Subsidiaries shall make their respective officers available at reasonable times and upon reasonable notice to discuss with Sun's designated representatives the substance of all documents, financial statements and other information provided by Steelton and the Steelton Subsidiaries, and other matters as Sun shall reasonably deem pertinent to the transactions contemplated under this Agreement. All information disclosed by any party hereto or any subsidiary thereof to another party pursuant to this Section 4 shall be subject to Section 13 hereof (regarding confidential treatment of confidential or non-public information).


 5. AFFIRMATIVE COVENANTS OF SUN AND SUN ACQUISITION.

     (a) Sun covenants and agrees that, throughout the period commencing on the date hereof and ending on the date of Closing, Sun will for its own part:

          (i) Conduct of Business. Conduct its business in a manner that will not adversely affect Sun's ability to obtain all necessary regulatory approvals for the transactions contemplated hereby or Sun's ability to perform its obligations under this Agreement;

          (ii) Laws, Rules, Etc. Comply with and perform all material obligations and duties imposed upon it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities, except in respects not materially adverse to the business, operations, assets or financial condition of Sun or which would not materially impair the ability of Sun to consummate the transactions contemplated hereby;

          (iii)Best Efforts. Use its best efforts to assure, to the extent reasonably within its control, as soon as it is reasonably practicable, the satisfaction of the conditions to the effectiveness of the transactions contemplated hereunder and the transactions contemplated by this Agreement;

          (iv) Notices. Notify Steelton of (i) any fact or circumstance of which the executive officers of Sun have knowledge which would, absent disclosure by Sun to Steelton and Steelton's subsequent consent to such fact or circumstance, not permit Sun to satisfy the conditions set forth in Section 10(a)(i) of this Agreement, and
               (ii) any material breach of any of its covenants and agreements contained herein; and

          (v)  Regulatory  Applications.  Use  its  best  efforts  to  file  all requisite regulatory applications with respect to the transactions contemplated by this Agreement as soon as possible, and to thereafter use its best efforts to file any necessary amendments promptly. Copies of such applications and all correspondence to and from the regulatory authorities shall be promptly provided to Steelton and its counsel.

          (vi) Tax Treatment. Take no action that, in the reasonable good faith judgment of management of Sun, would preclude or impair the satisfaction of the conditions set forth in Section 9(e) of this Agreement.

     (b) Sun Acquisition covenants and agrees that, throughout the period commencing on the date hereof and ending on the date of Closing, Sun Acquisition will, for its own part prior to the Effective Date of the Merger, engage only in the transactions contemplated by this Agreement and the Merger Agreement, and will have no material liabilities and will have incurred no material obligations except in connection with the performance of the transactions provided in this Agreement and in the Merger Agreement.

6. AFFIRMATIVE COVENANTS OF STEELTON AND MECHANICS. Steelton and Mechanics covenant and agree that, throughout the period commencing on the date hereof and ending on the date of Closing, except for specific proposed actions or inaction as shall otherwise be consented to in writing by Sun, Steelton will for its own part, and it will cause the Steelton Subsidiaries to:

     (a) Conduct of Business. Conduct their businesses, including extensions of credit and mortgage banking operations, only in the ordinary course consistent with past practices and written policies, and there will be no Material Adverse Effect (as defined in Section 19 hereof) in the business, operations, assets or financial condition of Steelton and the Steelton Subsidiaries taken as a whole between the date hereof and the date of Closing;

     (b) Preservation of Business. Use their best efforts to maintain and preserve their businesses and business organizations intact, including, but not limited to, maintaining goodwill and relationships with customers and others having business dealings with Steelton and the Steelton Subsidiaries, preserving and collecting all material claims and causes of action belonging to Steelton and the Steelton Subsidiaries, and maintaining their books of account and other records;

     (c) Properties. Maintain and keep their properties, both real property and tangible personal property, in as good repair and condition in all material respects as they presently exist, except for depreciation due to ordinary wear and tear and damage due to unavoidable casualty;

     (d) Insurance. Maintain in full force and effect all insurances customary with industry practices for the businesses conducted by Steelton and the Steelton Subsidiaries;

     (e) Contracts, Etc. Perform all its material obligations under agreements, contracts, leases, documents and instruments relating to or affecting their assets, properties and businesses;

     (f)  Financial Statements. Furnish to Sun:

          (i) As soon as practicable and in any event within forty-five (45) days after the end of each of the first three quarters in each fiscal year, consolidated statements of operations of Steelton and the Steelton Subsidiaries for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated balance sheet of Steelton and the Steelton Subsidiaries as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

          (ii) Within ninety days of the end of the period being audited, copies of all audit reports submitted to Steelton by independent auditors in connection with each annual, interim or special audit of the books of Steelton and the Steelton Subsidiaries made by such accountants;

          (iii)As soon as practicable, copies of all such financial statements and reports as it shall send to its shareholders and of such regular and periodic reports as Steelton or the Steelton
               Subsidiaries may file with the SEC, the OTS, or any other regulatory authority;

          (iv) Promptly upon any executive officer of Steelton obtaining knowledge of any condition or event which would constitute a material violation of the terms and conditions of this Agreement or the Merger Agreement or which would constitute a material default under any material indenture, mortgage, agreement or other instrument securing or relating to any indebtedness of Steelton or the Steelton Subsidiaries for borrowed money, a certificate of the President of Steelton, specifying the nature of such material violation or default and what action Steelton has taken or is taking or proposes to take with respect thereto;

          (v) Promptly upon becoming aware that any person has given notice to Steelton or any Steelton Subsidiary or taken any other action with respect to a claimed violation or default of the type referred to in subsection (iv) of this Subsection (f), a written notice describing the notice given or action taken by such person, the nature of such violation or default and what action Steelton has taken or is taking or proposes to take with respect thereto; and

          (vi) With reasonable promptness, such additional financial data as Sun may reasonably request.

     (g) Laws, Rules, Etc. Comply with and perform all material obligations and duties imposed upon it by all federal, state, county, local and municipal laws and all rules, regulations, directives, decrees, orders, and ordinances imposed by federal, state, county, local or municipal governmental authorities, including, but not by way of limitation of the above, compliance with examination reports, regulations and rulings of the OTS;

     (h) Corporate Existence. Maintain its existence, in the case of Steelton, as a corporation validly existing in good standing under the laws of the Commonwealth of Pennsylvania, and in the case of the Steelton Subsidiaries, as an entity of the respective type set forth on
          Schedule 3(a) in good standing under the laws of the respective jurisdictions set forth on Schedule 3(a);

     (i) Notices. Notify Sun of (i) any fact or circumstance of which the executive officers of Steelton have knowledge which would, absent disclosure by Steelton to Sun and Sun's subsequent consent to such fact or circumstance, not permit Steelton to satisfy the conditions set forth in Section 9(a)(i) of this Agreement, (ii) any material breach of any of its covenants and agreements contained herein, and
          (iii) any Material Adverse Effect (as defined in Section 19 hereof) in its financial condition, business, operations, assets, prospects or operating results on a consolidated basis;

     (j) Best Efforts. Use its best efforts to assure, to the extent reasonably within its control, as soon as it is reasonably practicable, the satisfaction of the conditions to the effectiveness of the transactions contemplated by this Agreement. Steelton and the Steelton Subsidiaries shall cooperate with Sun and shall use their best efforts to do or cause to be done all things necessary or appropriate on their part in order to fulfill the conditions precedent set forth in this Agreement and to consummate this Agreement and the Merger Agreement. In particular, without limiting the generality of the foregoing, Steelton and the Steelton Subsidiaries shall:

          (i)  cooperate   with  Sun  in  the   preparation   of  all   required
               applications   for  regulatory   approval  of  the   transactions
               contemplated by this Agreement;

          (ii) in the case of Steelton, call a special or annual meeting of its shareholders and take, in good faith, all actions which are necessary or appropriate on its part in order to secure the approval and adoption of this Agreement and the Merger Agreement by its shareholders at that meeting;

          (iii)cooperate with Sun in making the employees of Steelton and the Steelton Subsidiaries reasonably available for training by Sun prior to the Effective Date, to the extent such training is deemed reasonably necessary by Sun; and

          (iv) make additions to loan loss reserves and make loan writeoffs, writedowns and other adjustments that reasonably should be made by Mechanics in light of generally accepted accounting principles, directives of governmental authorities, and all regulations, rules and directives of the FDIC and the OTS from the date of this Agreement until the Effective Date;

          (v) use its best efforts to assure that persons who currently hold outstanding stock options of Steelton agree to surrender same in accordance with the terms of this Agreement.

     (k) Amend Corporate Documents. Amend or modify the Articles of Incorporation or Bylaws or any other documents of Steelton or the Steelton Subsidiaries in a manner reasonably requested by Sun if necessary to effectuate the transactions contemplated hereby;

     (l) Terminate Stock Plans. Terminate all plans involving the issuance of Steelton Common Stock as of the date hereof (other than the issuance of Common Stock pursuant to the grants of options issued, as of the date hereof, pursuant to Mechanic Savings Bank's 2000 Stock Option Plan or vesting of awards under the Restricted Stock Plan and allocations under the ESOP Plan) and amend or terminate the outstanding Steelton stock plans by the Effective Date. On, or prior to the Effective Date, Mechanics Bank shall take such actions as are necessary to provide for the vesting of all outstanding awards under the Restricted Stock Plan (as disclosed as Schedule 7(b)) and the distribution of the Common Stock related to such awards and of any accrued cash attributable to cash dividends previously paid on the Common Stock represented by such awards and held in arrears, including any necessary withholding of Common Stock related to such awards valued at $22.04 per share in order to satisfy any federal, state or local income and employment tax obligations of the recipient of such awards and any related tax reporting of such vesting, distribution or withholding activities;

     (m) Steelton Benefit Plans. All Steelton employee benefit plans, except the Supplemental Director Retirement Plan, shall be terminated prior to or as of the Effective Date. The ESOP shall be terminated as of the Effective Date in accordance with its terms in effect as of the date of this Agreement. The 401K Plan shall be terminated as of the Effective Date in accordance with its terms; all participants shall be 100% vested as of the Effective Date. The Mechanics Defined Benefit Plan shall be terminated as of the Effective Date;

     (n) Good Faith Cooperative Effort to Revise Structure. Steelton and Mechanics hereby agree to cooperate with Sun to approve any revision to this Agreement, or to the attached Exhibits, involving a structural change to the Merger and the transactions contemplated thereunder provided that such cooperation and approval does not impact upon the amount of consideration to be received by the shareholders of Steelton or other payments to other parties under this Agreement; and

     (o) Change in Control. All change in control payments shall be paid out by Steelton or Mechanics to the individuals and in the amounts as set forth in Schedule 6(o).

7. NEGATIVE COVENANTS OF STEELTON AND MECHANICS. Steelton and Mechanics covenant and agree that, throughout the period commencing on the date hereof and ending on the date of Closing, except for proposed specific actions as shall otherwise be consented to in writing by Sun, they will not for their own part, nor will they cause or permit any of the Steelton Subsidiaries or affiliates to:

     (a)  Amend its Charter, Articles of Incorporation or Bylaws;

     (b) Except as set forth in Schedule 7(b), issue, sell or otherwise dispose of (or authorize or agree to issue, sell or dispose of) any shares of its capital stock or any securities or documents convertible into or representing a right or option to purchase any such shares, or enter into any other agreements to issue or sell any shares of capital stock or change the presently outstanding shares of capital stock into a greater or lesser number of shares either by way of a recapitalization, reclassification, reorganization, consolidation of shares or the like, or by a stock split, stock dividend, or by way of a merger or consolidation;

     (c) Purchase, redeem, retire or otherwise acquire, or hypothecate, pledge or otherwise encumber, any shares of capital stock;

     (d) Merge into, consolidate with, or be purchased or acquired by, any other corporation, entity or person (or agree to any such merger, consolidation, affiliation, purchase or acquisition), or permit (or agree to permit) any other corporation, entity or person to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral and except for purchases or sales of loans in the ordinary course of its business, acquire (or agree to acquire) all or substantially all of the assets of any other corporation, entity or person or sell or dispose (or agree to sell or dispose) all or any substantial part of its assets, in each case;

     (e) Make, declare or pay any dividend, other than its regular semiannual cash dividend in an amount not to exceed $.09 per share on the Steelton Common Stock consistent with its prior declaration and payment dates, or declare or make any distribution on any shares of its capital stock;

     (f) Enter into any employment contracts, deferred compensation arrangements, or other agreements or arrangements affecting compensation or benefits including change of control agreements or severance agreements, or pay any bonus to, or increase the rate of compensation of any director, officer, employee or consultant of Steelton or any Steelton Subsidiary, other than bonuses and increases in the rate of compensation of employees of Steelton or any Steelton Subsidiary in the ordinary course of business consistent with past practice or as set forth in Schedule 7(f);

     (g) Enter into or modify (except as may be required by applicable law or to effect the transactions contemplated by this Agreement) any pension, retirement, stock option, stock purchase, severance, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any current or former directors, officers or other employees;

     (h) Except for indebtedness and contingent liabilities incurred in the ordinary course of business (e.g., deposit liabilities, Federal Home Loan Bank advances by Mechanics, and non-material reverse repurchase agreements), incur any indebtedness or liability for borrowed money evidenced by notes, bonds, debentures or other similar obligations;

     (i) Solicit or encourage inquiries or proposals with respect to, or furnish any information relating to, or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a material portion of its assets (whether owned by it directly or owned by any Steelton Subsidiary), or of a substantial equity interest in it or any business combination with it or any Steelton Subsidiary, provided however, that it may respond to an unsolicited, bona fide, written offer, if the Steelton Board of Directors determines in good faith, after consultation with outside legal counsel that the failure to do so would constitute a breach of the Steelton Board of Directors' fiduciary duty under Pennsylvania law, and Steelton shall notify Sun immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, Steelton or any Steelton Subsidiary; and Steelton and the Steelton Subsidiaries shall not permit any officer, director, agent, advisor, or affiliate to do any of the above and shall instruct its and each Steelton Subsidiary's officers, directors, agents, advisors and affiliates to comply with the above except to the extent that the Steelton Board of Directors, after consultation with outside legal counsel, determines that the failure to do so would constitute a breach of the Steelton Board of Directors fiduciary duty under Pennsylvania law;

     (j) Except in the ordinary course of business, enter into or assume any material contract, incur any material liability or obligation, make any material commitment, acquire or dispose of any property or asset or engage in a transaction or subject any of Steelton's or Steelton Subsidiaries' properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever;

     (k) Take or permit to be taken any action which would constitute a breach of any representation, warranty or covenant set forth in this Agreement;

     (l) Enter into any related party transaction except such related party transactions relating to extensions of credit made in accordance with applicable laws, regulations and rules and in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arm's length transactions with other persons that do not involve more than the normal risk of collectibility or present other unfavorable features;

     (m) Sell or otherwise dispose of any capital stock of any Steelton Subsidiary;

     (n) Change any method, practice or principle of accounting except as may be required by generally accepted accounting principles or any applicable regulator;

     (o) Waive, release, grant or transfer any rights of value or modify or change in any material respect any existing agreement to which Steelton or any Steelton Subsidiary is a party, other than the ordinary course of business, consistent with past practice;

     (p) Other than residential mortgages, make any loan or other credit facility commitment in excess of $75,000 to any affiliate in the ordinary course of business or compromise, expend, renew or modify any such commitment outstanding;

     (q) Except consistent with past practice, enter into, renew, extend or modify any other transaction with any affiliate;

     (r) Enter into any swap or similar commitment, agreement or arrangement which is not consistent with past practice and which increases the credit or interest rate risk over the levels existing at June 30, 2002;

     (s) Enter into any derivative, cap or floor or similar commitment, agreement or arrangement, except in the ordinary course of business and consistent with past practices;

     (t) Knowingly take any action that would, under any statute, regulation or administrative practice of the Federal Reserve, the FDIC, the Department of Banking, the SEC, or the OTS, materially or adversely affect the ability of either party to obtain any required approvals for consummation of the transaction;

     (u) Sell, transfer, lease or encumber any servicing rights or other assets except for mortgage loans and related servicing rights in the ordinary course of business, which ordinary course of business shall not include, however, the present servicing portfolio on closed loans maintained by Steelton and the Steelton Subsidiaries, or purchase any assets except for mortgage loans and servicing rights related thereto from third party mortgage loan originators with respect to which Mechanics is a party to an existing contract;

     (v) Materially alter or vary its methods or policies of (i) underwriting, pricing, originating, warehousing, selling and servicing, or buying or selling rights to service mortgage loans, (ii) hedging (which term includes both buying futures and forward commitments from financial institutions) its mortgage loan positions or commitments, and (iii) obtaining financing and credit;

     (w) Incur any debt other than debt incurred to fund or purchase mortgage loans from Steelton or a Steelton Subsidiary;

     (x) Directly or indirectly agree to take any of the foregoing actions specified in subsections (a) through (w) above.

8. CONDITIONS TO THE OBLIGATIONS OF SUN, SUN ACQUISITION, STEELTON, AND MECHANICS. The Closing shall be expressly conditioned upon the following:

     (a) Approval of Shareholders. Approval and adoption of this Agreement and the transactions and agreements contemplated hereby by a vote of the shareholders of Steelton, as required by applicable law and by Steelton's Articles of Incorporation, shall have been obtained and certified;

     (b) Approval of Regulatory Agencies. All required consents and approvals of all regulatory agencies and other authorities having jurisdiction over the transactions contemplated by this Agreement, the Merger Agreement, the Steelton Plan of Liquidation and the Mechanics Merger, including without limitation the SEC, OTS, Department of Banking, FDIC and Federal Reserve, shall have been granted and obtained, without the imposition of any non-standard term or condition which would materially impair the value of Steelton and the Steelton Subsidiaries to Sun or otherwise impact Sun in a materially adverse way and all applicable notice and waiting periods shall have expired or passed;

     (c) Dissenters' Rights. Holders of no more than ten percent (10%) of outstanding shares of Steelton shall have exercised their statutory appraisal or dissenters' rights;

     (d) Antitrust Laws. The pre-merger notification provisions of Section 7A of the Clayton Act shall have been complied with by the Parties hereto, and all other statutory or regulatory requirements with respect to the Clayton Act shall have been satisfied;

     (e) Suits, Actions. No Party hereto shall be subject to any action, suit, proceeding, order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement;

     (f) Statutes, Orders. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal the consummation of the transactions contemplated by this Agreement; and

     (g) Other Requirements. All other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

     (h)  Payment  of  Retention  Bonuses.  Retention  bonuses  as set  forth in
          Schedule 8(h) shall have been paid out by Mechanics on or prior to the Effective Date in an amount not to exceed $12,600 in the aggregate.

     (i) Vacation. Individuals set forth in Schedule 8(i) shall have been paid by Mechanics for all unused vacation leaves as of the Effective Date in an amount not to exceed $16,500 in the aggregate.

9. CONDITIONS TO THE OBLIGATIONS OF SUN AND SUN ACQUISITION. Consummation by Sun and Sun Acquisition of the transactions contemplated hereby is subject to the following conditions precedent, any of which, however, may be waived, to the extent permitted by applicable law or regulation, by the consent in writing of Sun and Sun Acquisition.

     (a)  Representations, Warranties and Covenants.

          (i) The representations and warranties of Steelton (both on its own behalf and on behalf of the Steelton Subsidiaries) contained herein (A) shall have been true and correct in all material respects on the date hereof, and (B) other than as disclosed by Steelton to, and approved by, Sun in writing prior to or at the Closing, shall be true and correct in all material respects as of the Closing, except as otherwise provided or permitted by this Agreement and except as to any representation or warranty which specifically relates to an earlier date.

          (ii) Steelton and the Steelton Subsidiaries shall have duly performed or complied in all material respects with all covenants, not otherwise waived by Sun and Sun Acquisition in writing, required by this Agreement to be performed by Steelton and the Steelton Subsidiaries prior to or at the Closing.

          (iii)Sun shall have received a certificate of Steelton dated as of the Closing, signed by the President and the Chief Financial Officer of Steelton, certifying in such detail as Sun may reasonably request the fulfillment of the conditions set forth in Sections 9(a)(i) and (ii) above.

     (b) Opinion of Special Counsel. Sun shall have received an opinion or opinions dated as of the Effective Date from Malizia, Spidi & Fisch, or other counsel reasonably satisfactory to Sun substantially in the form attached hereto as Exhibit 4.

     (c) Suit, Action, Etc. No suit, action or other proceeding shall be pending or directly threatened by any federal, state or other governmental agency, commission or authority having jurisdiction or authority over Steelton, any Steelton Subsidiary, Sun or Sun Acquisition or by any other person, in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement and which in the reasonable and good faith judgment of the management of Sun, based upon the written advice of its counsel, is meritorious and adversely affects the prospects of such consummation.

     (d) Financial Statements. Sun shall have received audited consolidated statements of financial condition (balance sheet, statement of income, statements of operations, shareholders equity and cash flow and related notes) for Steelton and its subsidiaries as of December 31, 2002.

     (e) Tax Ruling or Opinion. Sun shall have received at the Closing, a ruling from the Internal Revenue Service or an opinion of its independent public accountant, that the transactions contemplated by this Agreement, the Merger Agreement, the Steelton Plan of Liquidation and the Mechanics Merger will not be taxable transactions to Sun, will qualify for treatment under Section 338 of the Internal Revenue Code of 1986, as amended, and will not have adverse tax consequences or result in adverse tax attributes to the Parties. Such ruling or opinion shall be in a form and of content reasonably satisfactory to Sun.

     (f) Closing Documents. Steelton and Mechanics shall have delivered to Sun and Sun Acquisition such other certificates and documents as Sun and Sun Acquisition and their counsel may reasonably request (all of the foregoing certificates and other documents being herein referred to as "Steelton Closing Documents").

     (g) Outstanding Stock Options. All unexercised stock options, derivatives or other instruments of Steelton that are issuable by Steelton or issued and outstanding of Steelton shall have been retired, redeemed, surrendered, exercised or otherwise satisfied or settled prior to the Effective Date.

     (h) Effectiveness of Transactions. All transactions contemplated by and provided for in this Agreement, the Merger Agreement, the Steelton Plan of Liquidation, and the Mechanics Merger Agreement shall be imminent and there shall be no impediment existing that would materially impair the Parties' ability to effectuate same.

10. CONDITIONS TO THE OBLIGATIONS OF STEELTON AND MECHANICS. Consummation by Steelton and Mechanics of the transactions contemplated hereby is subject to the following conditions precedent, any of which, however, may be waived, to the extent permitted by applicable law or regulation, by the consent in writing of Steelton and Mechanics.

     (a)  Representations and Warranties.

          (i) The representations and warranties of Sun and Sun Acquisition contained herein (A) shall have been true and correct in all material respects on the date hereof, and (B) other than as disclosed by Sun to, and approved by, Steelton and Mechanics in writing prior to or at the Closing, shall be true and correct in all material respects as of the Closing, except as otherwise permitted by this Agreement and except as to any representation or warranty which specifically relates to an earlier date.

          (ii) Sun and Sun Acquisition shall have duly performed or complied in all material respects with all covenants, not otherwise waived by Steelton and Mechanics in writing, required by this Agreement to be performed by Sun and Sun Acquisition prior to or at the Closing.

          (iii)Steelton shall have received a certificate of Sun dated as of the Closing, signed by the President and the Chief Financial Officer of Sun, certifying in such detail as Steelton may reasonably request the fulfillment of the conditions set forth in Sections 10(a)(i) and (ii) above.

     (b) Opinion of Special Counsel. Steelton shall have received an opinion or opinions dated as of the Effective Date from Shumaker Williams, P.C., or other counsel reasonably satisfactory to Steelton substantially in the form attached hereto as Exhibit 5.

     (c) Suit, Action, Etc. No suit, action or other proceeding shall be pending or directly threatened by any federal, state or other governmental agency, commission or authority having jurisdiction or authority over Steelton, any Steelton Subsidiary, Sun or Sun Acquisition, or by any other person, in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement.

     (d) Deposit into Payment Fund. On or prior to the Effective Date, Sun Acquisition shall have deposited cash into the Payment Fund in an amount sufficient to enable Sun and Sun Acquisition to satisfy their obligations to pay the Aggregate Merger Consideration under this Agreement.

     (e) Steelton Fairness Opinion. Steelton shall have obtained from its independent financial advisors an opinion dated within five business days of the date that the Steelton Board of Directors approved this Agreement stating that the Merger Consideration to be received by the holders of Steelton Common Stock is fair from a financial point of view and an update of such opinion within five business days of the date of mailing of the Proxy Statement for the Steelton Shareholders' Meeting.

11. TERMINATION OF AGREEMENT. This Agreement may be terminated at any time prior to the Effective Date, whether before or after its approval and adoption by the shareholders of Steelton, only if one or more of the following events shall occur:

     (a) By any Party to this Agreement, if the Closing shall not have occurred on or before June 30, 2003, unless the failure to so consummate by such time is due to the breach of this Agreement by the Party seeking to terminate, or such later date as shall have been agreed to by the Parties hereto (the "Termination Date").

     (b)  At any time by the mutual written agreement of the Parties hereto.

     (c) By Sun, immediately upon the expiration of thirty (30) days from the date that Sun or Sun Acquisition has given notice to Steelton of
          Steelton's or Mechanics' material misrepresentation or breach of any warranty or representation or breach in any material respect, individually or collectively, of any covenant or agreement herein; provided, however, that no such termination shall take effect unless it is reasonably evident that Steelton or Mechanics cannot or will not fully and completely correct the grounds for termination as specified in the aforementioned notice on or before the date of Closing.

     (d) By Steelton, immediately upon the expiration of thirty (30) days from the date that Steelton or Mechanics has given notice to Sun of Sun's or Sun Acquisition's material misrepresentation or breach of any warranty or representation or breach in any material respect, individually or collectively, of any covenant or agreement herein; provided, however, that no such termination shall take effect unless it is reasonably evident that Sun or Sun Acquisition cannot or will not fully and completely correct the grounds for termination as specified in the aforementioned notice on or before the date of Closing.

     (e) By any Party, by giving written notice to Steelton in the event that, prior to the Effective Date, Steelton permits or agrees to permit, any of the following: (i) a merger of Steelton or Mechanics with any other corporation, financial institution, entity or Person; (ii) a consolidation of Steelton or Mechanics with any other corporation, financial institution, entity or Person; (iii) an acquisition by Steelton or Mechanics of control over any other entity, financial institution, corporation or Person; (iv) the creation of any subsidiary; (v) the acquisition, liquidation, sale or disposal of all or substantially all of Steelton's or Mechanics' assets; or upon the occurrence of any of the following: (vi) the failure of Steelton's shareholders to approve this Agreement or the Merger Agreement at a meeting called for such purpose after the disclosure by any person (other than Sun) or the receipt by Steelton of an offer or proposal to acquire 20 percent or more of Steelton or Mechanics Common Stock, or to acquire, merge or consolidate with Steelton or Mechanics or to purchase or acquire all or substantially all of Steelton's or Mechanics' assets; (vii) the acquisition by any person (other than Sun) of beneficial ownership of 20 percent or more of Steelton or Mechanics Common Stock exclusive of shares of Steelton or Mechanics Common Stock sold directly or indirectly to such person by Sun; or
          (viii) any person (other than Sun) shall have commenced a tender or exchange offer, or shall have filed an application with an appropriate bank regulatory authority with respect to a publicly announced offer, to purchase or acquire securities of Steelton or Mechanics such that, upon consummation of such offer, such person would own, control or have the right to acquire 20 percent or more of Steelton or Mechanics Common Stock.

     (f) By any Party to this Agreement any Party has been informed in writing by the SEC, OTS, the FDIC, the Banking Department, the Federal Reserve or any other required regulatory authority that a required approval or consent will not be granted and the time period for all appeals and reconsideration has expired.

     (g) By any Party to this Agreement, by giving written notice to the other Parties if the shareholders of Steelton fail to approve this Agreement, so long as Steelton has not breached its obligations pursuant to Section 6(j)(ii) of this Agreement and none of the events listed in Section 11(e)(i) through (viii) shall have occurred.

     (h) By any Party to this Agreement, if Steelton shall give notice that it has entered into or intends to enter into an Acquisition Transaction with a party other than Sun, Sun Acquisition or Sun Bank. For purposes of this Agreement, "Acquisition Transaction" means any merger, consolidation, share exchange, joint venture, business combination or similar transaction or any purchase of all or any material portion of the assets of an entity.

12. EXPENSES. Any termination of this Agreement pursuant to Sections 11(a), 11(b) or 11(g) hereof shall be without cost, expense or liability on the part of any Party to the others. Any termination of this Agreement pursuant to Section 11(c) or 11(d) hereof shall also be without cost, liability or expense on the part of any Party to the others, unless the breach of a representation or warranty or covenant is caused by the willful conduct or gross negligence of a Party, in which event said Party shall be liable to the other Parties for out-of-pocket costs and expenses including without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by such other Party in connection with their entering into this Agreement and their carrying out of any and all acts contemplated hereunder ("Expenses).

     So long as Sun shall not have breached its obligations hereunder, if this Agreement is terminated by any Party pursuant to Section 11(e) or 11(h) hereof, Steelton shall promptly, but in no event later than three (3) business days after such termination, pay Sun a fee of $350,000, which amount shall be payable by wire transfer of same day funds. If Steelton fails to promptly pay the amount due pursuant to this Section 12, and, in order to obtain such payment, Sun commences a suit which results in a judgment against Steelton for all or a substantial portion of the fee set forth in this Section 12, Steelton shall pay to Sun all costs and expenses (including reasonable attorneys' fees) incurred by Sun in connection with such suit.

     Subject to the provisions of this Section 12, each Party hereto will bear all Expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, however, that all filing and other fees (other than federal and state income taxes) required to be paid to any governmental agency or authority in connection with the consummation
     of  the   transactions   contemplated   hereby   shall   be
     paid by Sun. Notwithstanding anything herein to the contrary, in no event shall fees payable by any Party upon the termination of the Agreement in accordance with Section (11)(c), (d), (e), (g) or (h) exceed an aggregate of $350,000.

13. CONFIDENTIALITY. Any non-public or confidential information disclosed by either Steelton (including any Steelton Subsidiary) or by Sun to the other Parties pursuant to this Agreement or as a result of the discussions and negotiations leading to this Agreement or otherwise, or to which any Party has acquired or may acquire access pursuant to which the disclosing Party indicates (either expressly, in writing or orally, or by the context of the disclosure or access) that such information is non-public or confidential shall be kept strictly confidential and shall not be used in any manner by the recipient except in connection with the transactions contemplated by this Agreement. To that end, the Parties hereto will each, to the maximum extent practicable, restrict knowledge of and access to non-public or confidential information of the other Party to its officers, directors, employees and professional advisors who are directly involved in the transactions contemplated hereby and who reasonably need to know such information. Further to that end, all non-public or confidential documents (including all copies thereof) obtained hereunder by any Party shall be returned as soon as practicable after receiving a request from the other Party following any termination of this Agreement.

14. SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC. The representations, warranties and agreements of the parties set forth in this Agreement shall not survive the Closing, and shall be terminated and extinguished at the Closing, and from and after the Closing none of the Parties hereto shall have any liability to the other on account of any breach or failure of any of those representations, warranties and agreements; provided, however, that the foregoing clause shall not (i) apply to agreements of the Parties which by their terms are intended to be performed either in whole or in part after the Closing, and (ii) shall not relieve any Party or person of liability for fraud, deception or intentional misrepresentation.

15.  CERTAIN POST-MERGER AGREEMENTS. The Parties hereto agree that:

     (a)  Employees.

          (i) Immediately prior to or as of the Effective Date, Steelton shall terminate all employee benefit plans, including all qualified employee pension, profit sharing and stock bonus plans (including its Employee Stock Ownership Plan but excluding the Supplemental Director Retirement Plan) and all employees of Steelton and the Steelton Subsidiaries will, to the extent provided by the relevant plan and by law, become fully vested in and eligible to receive benefits under all such plans of Steelton and the Steelton Subsidiaries and such plans will be fully funded prior to termination. Steelton shall distribute all vested accrued benefits as soon as reasonably practicable following such termination and shall obtain such regulatory determinations as may be appropriate to ensure the qualified status of such plans pursuant to '401(a) of the Code upon termination. Sun and Sun Acquisition shall have no liability under such plans.

          (ii) Sun shall grant to all employees accepting employment credit for all their respective service with Steelton for the purposes of determining their participation, eligibility and vesting rights, but not for the purposes of benefit accrual, in any and all thrift, medical, life insurance, disability, pension plans, severance and other employee benefits plans or programs currently maintained by Sun. Sun shall provide coverage for pre-existing medical conditions to the extent that such condition is currently covered under Steelton's plan, provided that such conditions would be covered under Sun's plan if it were not pre-existing. In such an event of differing coverages such person shall be covered by Steelton's COBRA plan.

          (iii)Nothing in this Agreement shall obligate or require Sun to hire or employ any Steelton, Mechanics, or Steelton Subsidiary employee on or after the Effective Date nor will it grant any third party beneficiary right to any such employee.

          (iv) As provided herein, provided the affected employee executes a satisfactory release, Sun will provide or allow severance payments to employees of Steelton and the Steelton Subsidiaries (other than employees whose severance benefits are provided for in written employment agreements) whose employment is terminated (other than for cause) on or after the Effective Date and before the expiration of six months following the Effective Date, in the amount equal to two weeks pay for each year of service with Steelton or a Steelton Subsidiary, with a minimum of four weeks pay and maximum of 26 weeks pay. In computing such severance payments for non-exempt, full time employees, overtime and bonus are excluded. In computing such severance payments for exempt part-time employees, the weekly compensation shall be based on one-fifty-second (1/52) of the employee's total compensation, excluding overtime and bonus payments paid in 2002. For full-time exempt employees, weekly compensation is calculated by taking 1/52 of the employee's 2002 annual salary, excluding bonus.

     (b) Existing Employment Agreements. As of the Effective Date Mechanics shall pay out the change of control provisions of the employment contracts in effect as of the date hereof with the following persons:
          Harold Stremmel, James Nelson and Shannon Aylesworth. As of the Effective Date, Mechanics shall pay out the change of control obligations in effect as of the date hereof for Barbara Coates and Michael Leonzo. Such payout amounts as are set forth in Schedule 15(b).

     (c) Board of Directors of Sun. Upon consummation of all of the transactions contemplated by this Agreement, and subject to receipt of any required regulatory approvals, Sun will appoint Joseph A. Wiedeman, CPA to its Board of Directors for a term expiring at the annual shareholders' meeting to be held in 2004.

     (d) Sun Bank Advisory Board. Following the Merger, Sun will form a paid advisory board whose membership will be initially comprised of those members of the Steelton Board of Directors as of the Effective Date. The board fees payable to such advisory directors are set forth in
          Schedule 15(d).

     (e) Supplemental Director Retirement Plan. Sun will honor the terms of Steelton's Supplemental Director Retirement Plan.

     (f) Indemnification and Insurance. On and after the Effective Date and for a period ending six (6) years thereafter, Sun shall indemnify, defend and hold harmless all former and then-existing directors, officers, employees and agents of Steelton or of any of Steelton Subsidiary against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of Sun, which approval shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of Steelton or any Steelton Subsidiary, whether pertaining to any matter existing or occurring at or prior to the Effective Date and whether asserted or claimed prior to, or at or after, the Effective Date to the same extent as such officer, director, employee or agent would be entitled to indemnification by Steelton or any Steelton Subsidiary as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director, employee or agent of Steelton may be indemnified by Sun only to the extent permitted by applicable law and to the extent permitted by Sun's Articles of Incorporation and Bylaws. In addition, Sun shall use commercially reasonable efforts to obtain and maintain a directors' and officers' liability insurance tail coverage policy with respect to the directors and officers of Steelton and the Steelton Subsidiaries relating to periods prior to the Effective Date and for a period ending three (3) years thereafter.

     (g) Adjustments. After approval of this Agreement, the Merger Agreement and the transactions contemplated hereby by the Steelton Shareholders at the Steelton Shareholders' Meeting and at or immediately prior to the Effective Date, Steelton and Mechanics shall make reasonable writedowns, charge offs, adjustments and expense payments that Sun may reasonably request.

16. ENTIRE AGREEMENT. This Agreement, together with such other agreements as are executed by the parties in connection herewith, on the date hereof, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement, together with such other agreements as are executed by the parties in connection herewith, on the date hereof, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly provided.

17. PUBLICITY. The content and timing of all publicity and announcements concerning this Agreement, and all transactions contemplated by this Agreement, shall be subject to joint consultation and approval of the Parties hereto, subject, however, to the legal obligations applicable to public companies.

18. AMENDMENT AND WAIVER. Prior to the Effective Date, any provision of this Agreement may be: (i) waived by the party benefited by the provision; or
     (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors.

19. CERTAIN DEFINITIONS; INTERPRETATION. As used in this Agreement, the following terms shall have the meanings indicated:

          "Material" means having, or reasonably likely to have a Material Adverse Effect on the Party in question (as the case may be).

          "Material Adverse Effect," when applied to a Party, shall mean an event, occurrence or circumstance which (a) has or is reasonably likely to have a Material Adverse Effect on the financial position results of operations or business of the Party and its subsidiaries, taken as a whole, or (b) would materially impair the Party's ability to perform its under this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement; provided however, that Material Adverse Effect and material impairment shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by courts of governmental authorities (ii) changes in generally accepted accounting principles or regulatory accounting requirements applicable to thrifts, banks, savings and loan holding companies or bank holding companies, generally (iii) actions or omission of Sun or Steelton taken with the prior written consent of the other in contemplation of the transactions contemplated hereby, and (iv) the Merger and related expenses associated with the transactions contemplated by this
          Agreement on the operating performance of the Parties to this Agreement; and further provided that the negative impact to the financial position or results of operations or business of Steelton or Mechanics because of the exceptions itemized in clauses (i), (ii) and (iv) of this Section 19 (excluding consideration of transaction expenses set forth at Disclosure Schedule 19) do not or would not exceed, individually or in the aggregate, Three Hundred and Fifty Thousand Dollars ($350,000).

          "Person"   includes   an   individual,    corporation,    partnership,
          association,   limited  liability  company,  trust  or  unincorporated
          organization.

          "Subsidiary," with respect to a Person, means any other Person controlled by such Person.

     When a reference is made in this Agreement to Exhibits, Sections or Schedules, such reference shall be to a Section of, or Schedule to, this Agreement unless otherwise indicated. The table of contents, tie sheet and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation". Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

20. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania except to the extent that federal law is controlling.

21. COMMUNICATIONS. All notices, claims, requests, demands, consents and other communications which are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if hand delivered, sent by recognized overnight delivery service, sent by certified or registered mail, postage prepaid, return receipt requested, or by confirmed telecopy as follows:

     (a)  If to Sun or Sun Acquisition, to:

          Robert J. McCormack
          President and Chief Executive Officer
          SUN BANCORP, INC.
          155 North 15th Street
          Lewisburg, PA 17837

          or to such other person or place as shall be designated to Steelton in writing, and with a copy to:

          Sun's counsel:

          Nicholas Bybel, Jr., Esquire
          SHUMAKER WILLIAMS, P.C.
          3425 Simpson Ferry Road
          Camp Hill, Pennsylvania 17011

     (b) If to Steelton or Mechanics, to:

          Harold E. Stremmel
          President and Chief Executive Officer
          STEELTON BANCORP, INC.
          51 South Front Street
          P.O. Box 7614
          Steelton, PA  17113

          or to such other person or place as shall be designated to Sun in writing, and with a copy to:

          Steelton's counsel:

          Richard Fisch, Esquire
          MALIZIA, SPIDI & FISCH
          1100 New York Avenue NW, Suite 340W
          Washington, DC 20005

     Any such notice or other communication so addressed shall be deemed to have been received by the addressee (i) if hand-delivered or sent by overnight delivery, on the next business day following the date so delivered or sent,
     (ii) if sent by registered or certified mail, five (5) business days following the date sent, or (iii) if sent by telecopy, upon verbal telephone confirmation of receipt thereof by an individual authorized to accept telecopy communications at the above-specified telecopy number as of the date of such receipt or confirmation.

22. SUCCESSORS AND ASSIGNS. The rights and obligations of the Parties hereto shall inure to the benefit of and shall be binding upon the successors and assigns of each of them; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto without the prior written consent of the other Parties.

23. HEADINGS, ETC. The headings of the Sections and Subsections of this Agreement have been inserted for convenience only and shall not be deemed to be a part of this Agreement.

24. SEVERABILITY. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intents of this Agreement.

25. NO THIRD PARTY BENEFICIARY. Except as expressly provided for herein, including but not limited to Section 15 hereof, nothing in this Agreement is intended to confer upon any person who is not a Party hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement.

26. COUNTERPARTS. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each Party, or that the signatures of all persons required to bind any Party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each Party, or that the signatures of the persons required to bind any Party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the Parties hereto.

27. FURTHER ASSURANCES. Each Party will execute and deliver such instruments and take such other actions as any other Party hereto may reasonably request in order to carry out the intent and purposes of this Agreement.

28. DISCLOSURE SCHEDULES. The inclusion of a given item in a disclosure schedule annexed to this Agreement shall not be deemed a conclusion or admission that such item (or any other item) is material or has a Material Adverse Effect. Information disclosed for on section shall constitute disclosure for other sections whether or not specifically referenced.


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